Exhibit 99.1

American Campus Communities, Inc. Reports First Quarter 2013 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)--April 23, 2013--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended March 31, 2013.

Highlights

  Increased quarterly FFOM by 65.4 percent to $68.4 million or $0.64 per fully diluted share compared to $41.4 million or $0.55 per fully diluted share in the first quarter prior year.
  Increased same store wholly-owned net operating income ("NOI") by 3.2 percent over the first quarter 2012.
  Achieved same store wholly-owned occupancy of 97.6 percent as of March 31, 2013.
  Leased total wholly-owned portfolio for the upcoming academic year to 75.1 percent applied for and 68.7 percent leased as of April 19, 2013.
  Completed inaugural bond offering, issuing $400 million 10-year senior unsecured notes with a 3.791 percent yield and 3.750 percent coupon.
  Continued portfolio integration of $2.2 billion in assets acquired or developed during 2012.
  Named one of America’s Top 100 Most Trustworthy Companies by Forbes based on results from their annual survey.

“With the completion of our debut bond offering as the industry's only investment grade rated company and being named one of America’s Top 100 Most Trustworthy Companies by Forbes, we continue to establish American Campus as the best-in-class company in our sector,” said Bill Bayless, American Campus CEO. “Furthermore, our FFOM per share growth of 16.4 percent this quarter over last year on the heels of integrating $2.2 billion in growth assets sets the stage for continued value creation for our shareholders while delivering exceptional service to our students, parents, and university customers.”

First Quarter Operating Results

Revenue for the 2013 first quarter totaled $165.6 million, up 54.8 percent from $107.0 million in the first quarter 2012 and operating income for the quarter increased $10.8 million or 34.0 percent over the prior year first quarter. The increase in revenues and operating income was primarily due to growth resulting from property acquisitions, recently completed development properties, and increased rental rates for the 2012-2013 academic year. Net income for the 2013 first quarter totaled $21.6 million, or $0.20 per fully diluted share, compared with net income of $20.0 million, or $0.26 per fully diluted share, for the same quarter in 2012. The decrease in net income per fully diluted share as compared to the prior year quarter is primarily due to an increase in depreciation and amortization expense recorded in connection with property acquisitions and recently completed development properties and a $2.8 million noncash litigation settlement expense. FFO for the 2013 first quarter totaled $68.5 million, or $0.64 per fully diluted share, as compared to $44.4 million, or $0.59 per fully diluted share for the same quarter in 2012. FFOM for the 2013 first quarter was $68.4 million, or $0.64 per fully diluted share as compared to $41.4 million, or $0.55 per fully diluted share for the same quarter in 2012. A reconciliation of FFO and FFOM to net income is shown in Table 3.

NOI for same store wholly-owned properties was $57.1 million in the quarter, up 3.2 percent from $55.4 million in the 2012 first quarter. Same store wholly-owned property revenues increased by 2.2 percent over the 2012 first quarter due to an increase in average rental rates for the 2012-2013 academic year. Same store wholly-owned property operating expenses increased by 0.9 percent over the prior year quarter. NOI for the total wholly-owned portfolio increased 63.0 percent to $90.8 million for the quarter from $55.7 million in the comparable period of 2012.

Portfolio Update

As of April 19, 2013 the company’s same store wholly-owned portfolio was 74.1 percent applied for and 67.9 percent leased for the upcoming academic year compared to 79.1 percent applied for and 72.6 percent leased for the same date prior year, with a 1.7 percent current rental rate increase projected over the in-place rent.

Developments

Owned

The company is progressing on the construction of its $416.8 million owned development pipeline with expected delivery in Fall 2013 and 2014. The developments are all core Class A assets pedestrian to campus in their respective markets and on track to meet their previously announced stabilized development yields in the range of 7.0 - 7.25 percent. The seven new owned development projects scheduled to open Fall 2013 totaling $304.5 million are preleased to an average of 86.1 percent for the upcoming academic year as of April 19, 2013 with four assets preleased to 97 percent and above.

Third-Party Services

During the quarter, the company generated five new management contracts to commence between February – September 2013 with stabilized annual fees of $420 thousand.

On April 22, 2013, the company acquired a note and subrogation rights from National Public Finance Guarantee Corporation (formerly known as MBIA Insurance Corp. of Illinois) for an aggregate of $52.8 million, which are secured by a lien on, and the cash flows from, two student housing properties in close proximity to the University of Central Florida and currently under a ground lease with the UCF Foundation. The instruments carry an interest rate of 5.123 percent. This transaction should provide an opportunity for the company to discuss the acquisition of the two communities with the University and the UCF Foundation under the company’s ACE program, and to potentially convert its off-campus development The Plaza on University into an ACE investment. Additionally, the acquisition facilitated the settlement of litigation related to a third-party management agreement for the properties with a GMH entity that was acquired by the company’s 2008 merger with GMH. The acquisition resulted in a non-cash settlement charge of $2.8 million to reflect the fair market valuation of the instruments. If the company is successful in the structuring of an ACE acquisition or refinancing of the properties, the instruments will be extinguished.

Capital Markets

On March 25, 2013, the company priced a $400 million offering of senior unsecured notes under its existing shelf registration. These 10-year notes were issued at 99.659 percent of par value with a coupon of 3.750 percent and a yield of 3.791 percent, and are fully and unconditionally guaranteed by the company. Interest on the notes is payable semi-annually on April 15 and October 15, with the first payment beginning on October 15, 2013. The notes will mature on April 15, 2023. Moody’s and S&P rated the notes Baa3 and BBB-, respectively, and Moody’s revised the company’s rating outlook to positive from stable. Net proceeds from the transaction totaled $394.9 million with a portion used to repay the outstanding balance of the company’s revolving credit facility and the remainder expected to fund the current development pipeline, potential acquisitions of student housing properties, and for general business purposes. The transaction settled on April 2, 2013.

At-The-Market (ATM) Share Offering Program

During the quarter, the company established a new at-the-market equity program under which it may sell common stock with an aggregate offering price of up to $500 million. The company did not sell any shares under the ATM during the quarter.

2013 Outlook

The company is maintaining its previously stated guidance range for the fiscal year 2013 FFO of $2.37 to $2.46 per fully diluted share and FFOM of $2.32 to $2.42 per fully diluted share. All guidance is based on the current expectations and judgment of the company’s management team.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss first quarter results and the 2013 outlook on Wednesday, April 24, 2013 at 11 a.m. EDT (10:00 a.m. CDT). Participants from within the U.S. may dial 888-317-6003 passcode 7250005, and participants outside the U.S. may dial 412-317-6061 passcode 7250005 at least five minutes prior to the call.

To listen to the live broadcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website. A replay of the conference call will be available beginning one hour after the end of the call until May 2, 2013 by dialing 877-344-7529 or 412-317-0088 conference number 10026747. The replay also will be available for one year at www.americancampus.com. The call will also be available as a podcast on www.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures

The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. This also excludes non-cash impairment charges. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or FFOM, which reflects certain adjustments related to the economic performance of our on-campus participating properties and other non-cash items as we determine in good faith. The company believes it is meaningful to eliminate the FFO generated from the on-campus participating properties and instead to reflect the company’s 50 percent share of the properties’ net cash flow and management fees received, as this measure better reflects the economic benefit derived from the company’s involvement in the operation of these properties. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities, Inc. is the largest owner and manager of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, and operational management of student housing properties. American Campus Communities owns 160 student housing properties containing approximately 98,800 beds. Including its owned and third-party managed properties, ACC’s total managed portfolio consists of 191 properties with approximately 122,800 beds. Visit www.americancampus.com or www.studenthousing.com

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	March 31, 2013	December 31, 2012
Assets	(unaudited)

Investments in real estate:
Wholly-owned properties, net	$4,840,091	$4,871,376
Wholly-owned properties held for sale	87,304	-
On-campus participating properties, net	56,508	57,346
Investments in real estate, net	4,983,903	4,928,722

Cash and cash equivalents	15,033	21,454
Restricted cash	38,817	36,790
Student contracts receivable, net	6,475	14,122
Other assets	115,110	117,874

Total assets	$5,159,338	$5,118,962

Liabilities and equity

Liabilities:
Secured mortgage, construction and bond debt	$1,516,407	$1,509,105
Unsecured term loan	350,000	350,000
Unsecured revolving credit facility	321,000	258,000
Secured agency facility	104,000	104,000
Accounts payable and accrued expenses	44,690	56,046
Other liabilities	104,294	107,223
Total liabilities	2,440,391	2,384,374

Redeemable noncontrolling interests	56,736	57,534

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	1,043	1,043
Additional paid in capital	2,999,766	3,001,520
Accumulated earnings and dividends	(361,527)	(347,521)
Accumulated other comprehensive loss	(5,848)	(6,661)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	2,633,434	2,648,381
Noncontrolling interests – partially owned properties	28,777	28,673
Total equity	2,662,211	2,677,054

Total liabilities and equity	$5,159,338	$5,118,962

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2013	2012
Revenues
Wholly-owned properties	$154,756	$94,819
On-campus participating properties	8,102	7,967
Third-party development services	479	2,094
Third-party management services	1,709	1,758
Resident services	597	343
Total revenues	165,643	106,981
Operating expenses
Wholly-owned properties	67,143	42,058
On-campus participating properties	2,504	2,495
Third-party development and management services	2,306	2,785
General and administrative	3,806	3,540
Depreciation and amortization	46,143	23,399
Ground/facility leases	1,203	964
Total operating expenses	123,105	75,241

Operating income	42,538	31,740

Nonoperating income and (expenses)
Interest income	427	516
Interest expense	(17,641)	(12,845)
Amortization of deferred financing costs	(1,314)	(986)
Income from unconsolidated joint ventures	-	444
Other nonoperating expense	(2,800)	(122)
Total nonoperating expenses	(21,328)	(12,993)

Income before income taxes and discontinued operations	21,210	18,747
Income tax provision	(255)	(156)
Income from continuing operations	20,955	18,591

Discontinued operations
Income attributable to discontinued operations	1,426	2,214
Total discontinued operations	1,426	2,214

Net income	22,381	20,805
Net income attributable to noncontrolling interests	(791)	(779)
Net income attributable to American Campus Communities, Inc. and Subsidiaries	$21,590	$20,026

Other comprehensive income
Change in fair value of interest rate swaps	813	3,404
Comprehensive income	$22,403	$23,430

Net income per share attributable to American
Campus Communities, Inc. and Subsidiaries
common stockholders
Basic	$0.20	$0.27
Diluted	$0.20	$0.26

Weighted-average common shares outstanding
Basic	104,697,433	74,216,854
Diluted	105,364,769	74,864,447

Table 3
American Campus Communities, Inc. and Subsidiaries
Calculation of FFO and FFOM
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2013	2012
Net income attributable to American Campus Communities, Inc. and Subsidiaries	$21,590	$20,026
Noncontrolling interests[1]	382	381
Income from unconsolidated joint ventures	-	(444)
FFO from unconsolidated joint ventures[2]	-	429
Real estate related depreciation and amortization	46,530	24,005
Funds from operations (“FFO”)	68,502	44,397

Elimination of operations of on-campus participating properties
Net income from on-campus participating properties	(2,654)	(2,498)
Amortization of investment in on-campus participating properties	(1,174)	(1,155)
	64,674	40,744

Modifications to reflect operational performance of
on-campus participating properties
Our share of net cash flow[3]	539	550
Management fees	376	362
Impact of on-campus participating properties	915	912
Non-cash litigation settlement expense[4]	2,800	-
Elimination of gain on debt restructuring -
unconsolidated joint venture[5]	-	(424)
Loss on remeasurement of equity method investment[6]	-	122
Funds from operations-modified ("FFOM”)	$68,389	$41,354

FFO per share – diluted	$0.64	$0.59

FFOM per share – diluted	$0.64	$0.55

Weighted average common shares outstanding - diluted	106,611,973	75,878,010

1.	Excludes $0.4 million for the three months ended March 31, 2013 and 2012 of income attributable to the noncontrolling partner in The Varsity, a property purchased in December 2011 from a seller that retained a 20.5% noncontrolling interest in the property.
2.	Represents our 10% share of FFO from a joint venture with Fidelity (“Fund II”) in which we were a noncontrolling partner. In January 2012, we purchased the full ownership interest in the one remaining property owned by Fund II (University Heights). Subsequent to the acquisition, the property is now wholly-owned and is consolidated by the company.
3.	50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents amounts accrued for the interim periods.
4.	On April 22, 2013, the company acquired a note and subrogation rights from National Public Finance Guarantee Corporation (formerly known as MBIA Insurance Corp. of Illinois) for an aggregate of $52.8 million, which are secured by a lien on, and the cash flows from, two student housing properties in close proximity to the University of Central Florida and currently under a ground lease with the UCF Foundation. The instruments carry an interest rate of 5.123 percent. The acquisition facilitated the settlement of litigation related to a third-party management agreement for the properties with a GMH entity that was acquired by the company’s 2008 merger with GMH. The acquisition resulted in a non-cash settlement charge of $2.8 million to reflect the fair market valuation of the instruments.
5.	Immediately prior to our purchase of University Heights from Fund II (see Note 2), Fund II negotiated a Settlement Agreement with the lender of the property’s mortgage loan whereby the lender agreed to accept a discounted amount that was less than the original principal amount of the loan as payment in full. Accordingly, Fund II recorded a gain on debt restructuring to reflect the discounted payoff. Our 10% share of such gain is reflected above as an adjustment to FFOM.
6.	Represents a non-cash loss recorded to remeasure our equity method investment in Fund II to fair value as a result of our purchase of the full ownership interest in University Heights from Fund II in January 2012.

CONTACT:
American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000